DELTA NATURAL GAS COMPANY, INC.
                           Holders of Common Stock
                            Appointment of Proxy

       For the Annual Meeting of Shareholders To Be Held November 20, 1997 at 10:00 a.m. at the Principal Office of the Company at 3617
Lexington Road, Winchester, Kentucky.


     The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the Annual Meeting of its Shareholders to be held November 20, 1997 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.


This proxy is solicited on behalf of the Board of Directors, which recommends votes FOR all items. It will be voted as specified. If not specified, the shares represented by this proxy will be voted FOR all items.

 Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.




Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.   Election of Directors
     Nominees for three year term expiring 2000:

               Jane Hylton Green,  Harrison D.Peet,    Henry C. Thompson



           __                  ___                     ___
           FOR all Nominees    WITHHELD all Nominees   FOR all
                                                       Nominees EXCEPT
                                                       those listed below


                                           _______________________
                                           NUMBER OF SHARES


                                      SIGN EXACTLY AS NAME(S) APPEARS
                                      HEREON:

                                      X__________________________________

                                      X__________________________________


     If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                      Date ____________________________, 1997














                       Delta Natural Gas Company, Inc.
                            3617 Lexington Road
                        Winchester, Kentucky  40391





               Notice To Common Shareholders Of Annual Meeting To Be
                        Held November 20, 1997




Please take notice that the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 20, 1997 at 10:00 a.m. for the purposes of:

1.   Electing three Directors for three year terms expiring in 2000; and

2.   Acting on such other business as may properly come before the meeting.


Holders of Common Stock of record at the close of business on October 6, 1997 will be entitled to vote at the meeting.



By Order of the Board of Directors

John F. Hall

Vice President - Finance,
Secretary and Treasurer

Winchester, Kentucky
October 12, 1997


To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.


                             Proxy Statement

                       Delta Natural Gas Company, Inc.
                           3617 Lexington Road
                       Winchester, Kentucky  40391

                      Information Concerning Proxy



This solicitation of proxies is made by Delta Natural Gas Company, Inc. ("Delta" or "the Company"), upon the authority of Delta's Board of Directors and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 12, 1997. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of Delta in person or by telephone, but without extra compensation. As part of its duties as registrar and transfer agent, Fifth Third Bank mails Delta's proxy solicitation materials to shareholders. Fees for this service are included in the annual fee paid by Delta to Fifth Third Bank for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John F. Hall, Vice President - Finance, Secretary and Treasurer of Delta.


                          Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 1997, 1998 or 1999.

The terms of three Directors, Jane Hylton Green, Harrison D. Peet and Henry C. Thompson are scheduled to end in 1997. Jane Hylton Green, Harrison D. Peet and Henry C. Thompson are nominated as Directors for election at the Annual Meeting of Shareholders and, if elected, will hold office until the Annual Meeting in 2000 and until their successors have been elected and qualified.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Jane Hylton Green, Harrison D. Peet and Henry C. Thompson as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace them as a Nominee. Management presently has no knowledge that any of the Nominees will refuse or be unable to serve.

The names of Directors and Nominees and certain information about them are set forth below:

                     Additional Business
Name,  Age  and Position      Experience During   Period of Service
Held  With  Delta             Last Five  Years    As Director


Donald R. Crowe (2) - 63     Senior Analyst,      1966 to present
Director                  Department of Insurance,
                          Commonwealth of Kentucky,
                          Lexington, Kentucky

Jane Hylton Green (1) - 67  Retired Vice President -  1976 to present
Director                  Human Resources and
                          Secretary, Delta  and
                          Delta's subsidiaries, Delta Resources,
                     Inc. ("Resources"), Delgasco, Inc. ("Delgasco"), Deltran, Inc. ("Deltran") and Enpro, Inc. ("Enpro")

Billy Joe Hall (2) - 60   Investment Broker,           1978 to present
Director                LPL Financial Services
                        (general brokerage
                        services), Mount Sterling,
                        Kentucky


John D. Harrison (2) - 82  Retired  President, Power   1950 to 1993
Director                 Line Construction Co., Inc.   1996 to present
                         (Utility construction
                         contractor), Stanton,
                         Kentucky; Retired Vice-
                         President ; Emeritus Director,
                         Pioneer Federal Savings Bank,
                         Winchester, Kentucky

Glenn R. Jennings (3) - 48  President  and  Chief       1984 to present
President and Chief     Executive Officer and Director,
Executive Officer;      Resources, Delgasco, Deltran,
Director                Enpro and TranEx Corporation
                        ("TranEx")

Harrison D. Peet (1) - 77  Chairman of the Board,      1950 to present
Chairman of the Board      Resources, Delgasco,
                           Deltran, Enpro and TranEx

Virgil E. Scott (3) - 76 Retired Vice President        1950 to present
Director                 Administration, Delta and
                         Resources; Retired Director,
                         Resources, Delgasco,
                         Deltran and Enpro

Henry C. Thompson(1)-75  President, Triple Land        1967 to present
Director                 Company, Inc. (land
                         development and real
                         estate rental); Retired
                         President, Henry Thompson
                         Construction Company, Inc.
                         (land development and
                         commercial real estate rental);
                         both of Nicholasville, Kentucky


Arthur E. Walker, Jr.
(3)(4) - 52
Director                President, The Walker       1981 to present
                        Company (general and highway
                        construction), Mount
                        Sterling, Kentucky


(1)  Term expires November 20, 1997.
(2)  Term expires on date of Annual Meeting of Shareholders in 1998.
(3)  Term expires on date of Annual Meeting of Shareholders in 1999.
(4) On November 8, 1993, Arthur E. Walker, Jr., entered a guilty plea in Montgomery County, Kentucky, District Court to the charge of making a political contribution in the name of another, a misdemeanor under Kentucky Law. The Court fined Mr. Walker $1,000 plus court costs.


                      Committees and Board Meetings

Delta has an Audit Committee comprised of Mrs. Green and Messrs. Harrison, Scott and Thompson. The Committee, which met one time during fiscal 1997, is empowered to recommend independent auditors to the Board, review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.

Delta has a Nominating and Compensation Committee comprised of Messrs. Crowe, Hall and Walker. The Committee, which met four times during fiscal 1997, is empowered to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel
matters.   The  Committee  is empowered  to  present  to  the Board names
of  individuals  who  would  make suitable  Directors.   The  Committee
will consider Nominees recommended by Shareholders, if such nominations are submitted in writing to the attention of Mr. John F. Hall at Delta's corporate office in Winchester, Kentucky.

Delta  has  an  Executive Committee comprised of Messrs. Jennings,  Peet
and Walker.   The Committee, which did not meet during fiscal 1997, is
empowered to act for and on behalf of the Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

During fiscal 1997, Delta's Board of Directors held four meetings. All Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.

Each Non-Officer Director (except for the Chairman) receives a monthly Directors' fee of $600 and no additional fees for attending board and committee meetings. Mr. Peet, as Chairman of the Board of Directors, is paid a monthly fee of $3,000. Directors who are also Officers of the Company receive no Directors' fees.


                            Officers of Delta

                                                   Date Began
                                                     in this
Name                 Position(1)         Age      Position(2)

Johnny L. Caudill(3) Vice President -    48      3/1/95
                     Administration and
                     Customer Service

John F. Hall         Vice President -    54      3/1/95
                     Finance, Secretary
                     and Treasurer

Robert C. Hazelrigg  Vice President-     50      5/20/93
                     Public and Consumer
                     Affairs

Alan L. Heath        Vice President -    50      5/21/84
                     Operations and
                     Engineering

Glenn R. Jennings    President and Chief 48      11/17/88
                     Executive Officer;
                     Director


(1) Each Officer is normally elected to serve a one year term. Each Officer's current term is scheduled to end on November 20, 1997, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting, except Mr. Jennings has an employment contract
   in  his  present capacity   through  November  30,  2000  (see
   "Employment Contract and Termination of Employment and Change in Control Agreement").

(2) All current Officers except Mr. Caudill have functioned as Officers of Delta for at least five years.

(3)  Mr. Caudill was elected an Officer on March 1, 1995.  Prior to that,
     Mr. Caudill held the position of Manager - Customer Service for 2 years and Manager - Distribution for 3 years. Mr. Caudill has been employed by Delta since 1972.




                 Board Nominating and Compensation Committee
                    Report on Executive Compensation


The   Nominating  and  Compensation  Committee  of  the  Board  of
Directors ("Committee") is composed of three independent, non-employee directors. Among other duties, the Committee is responsible for developing and making recommendations to the Board with respect to Delta's executive compensation. All decisions by the Committee relating to the compensation of Delta's executive officers, including the Chief Executive Officer, are reviewed and given final approval by the full
Board of  Directors.   During  1997,  no decisions  of the Committee were
modified in any material way or rejected  by the full Board.

The goal of the Committee in establishing the compensation for the Company's executive officers is to provide fair and appropriate levels of compensation that will ensure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's officers, including all executive officers and the Chief Executive Officer, are determined in a manner similar to that for all employees, using a pay grade system established with the
assistance  of  a consulting  firm.   Salary  grades are developed for  all
positions in the Company through the use of external comparisons with other companies and are periodically adjusted for inflation. The salary grades have a minimum and maximum compensation level for each grade. Salary increases for executive officers are established by the Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive officers and their
position in their individual pay grades.   There is  no  specific,
quantified relationship between corporate performance and individual compensation.

There  is  no formal bonus plan for executive officers or the Chief
Executive Officer.   Bonuses  have been paid in the past from  time  to
time,  at  the
discretion of the Company, based on the Company's overall performance and
the contributions  and  performances  of  the  individual  officers   and
other employees.   There  has  been  no specific, quantified  relationship
between corporate performance and individual bonuses.

A summary of the compensation awarded to Glenn R. Jennings, President and Chief Executive Officer of the Company, and Alan L. Heath, Vice President-Operations and Engineering, is set forth in the "Summary Compensation Table". The compensation paid to Mr. Jennings and Mr. Heath for fiscal
1996 reflects a    cash bonus.  No bonus was paid for fiscal 1997, and the
other components of Mr. Jennings' and Mr. Heath's 1997 salary package are generally consistent with prior years.

The Committee believes Mr. Jennings has positioned the Company well to address a changing business climate, to provide for total shareholder return and to continue the Company's growth.

                    Donald R. Crowe
                    Billy Joe Hall
                    Arthur E. Walker, Jr., Committee Chairman



                         Summary Compensation Table

The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and Executive Officers whose total annual salary and bonus exceeded $100,000 for the last three fiscal years. No other executive officer of the Company earned compensation in excess of $100,000 for the periods.




                                      Annual
Name and                           Compensation         All Other
Principal Position        Year    Salary    Bonus     Compensation(1)


Glenn  R. Jennings      1997   $143,000   $   --         $ 24,000
  President and Chief   1996   $136,000   $ 42,900       $ 24,000
  Executive Officer     1995   $136,000   $  --          $ 24,500


Alan L. Heath           1997   $ 93,200   $  --          $  --
  Vice   President  -   1996   $  88,700  $   16,776     $  --
  Operations and        1995   $ 85,200   $  --          $  --
  Engineering


(1) During each of the preceding three fiscal years, Delta forgave a portion of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan).



               Comparison of Five Year Cumulative Total Return
                    Among the Company, S & P 500 and
                 Natural Gas Distribution Industry Index


The following graph sets forth a comparison of five year cumulative total return among the common shares of the Company, the S & P 500 Index and the Edward D. Jones & Co. Natural Gas Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 1992 in each of the common shares of the Company, the S & P 500 Index and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of thirty-two natural gas distribution companies chosen by Edward D. Jones & Co. The Company is among the thirty-two companies included in the Industry Index.

                1992   1993    1994  1995    1996  1997
Delta           100    131.8   148.3 132.8   127.4 155.4
S & P 500 Index 100    113.6   115.2 145.1   182.8 246.4
Industry Index  100    132.2   126.9 132.6   159.6 177.0




                Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:

Average Annual         Estimated Annual Benefits For
Compensation              Years of Service Indicated
(Five Year
Average)          15        20        25        30        35

$100,000      $ 24,000  $ 32,000  $ 40,000  $ 48,000   $ 56,000
 125,000        30,000    40,000    50,000    60,000     70,000
 150,000        36,000    48,000    60,000    72,000     84,000
 175,000        42,000    46,000    70,000    84,000     98,000
 200,000        48,000    64,000    80,000    96,000    112,000

The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the "Summary Compensation Table"). An employee may also elect from various joint, survivor, lump sum and annuitant provisions that would change the above amounts. Social Security benefits would be in addition to the amounts received under
Delta's pension plan.  Mr.   Jennings  and  Mr.  Heath  have  eighteen
years  and  thirteen years, respectively, of credited service in the plan.



                   Employment Contract and Termination of
               Employment and Change in Control Agreement


Delta entered into an agreement with Mr. Jennings on May 31, 1995. The agreement provides for Mr. Jennings' employment in his present capacity through November 30, 2000, and such agreement continues on a
year-to-year basis  thereafter.   This  agreement provides  for  the
termination of Mr. Jennings' employment in the event of his death or incapacity or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined as a change in control that would be required to be reported under Regulation 14A of the Securities and Exchange Act of 1934 or an acquisition by any person or entity of twenty percent or more of Delta's issued and outstanding voting Common Stock.

Under the agreement, if Delta terminates Mr. Jennings without cause, or if Mr. Jennings terminates his employment under the agreement following a change in control because he determines in good faith that his continued employment is not in Delta's best interests or that he is unable to carry out his duties effectively, then in any such instance Delta is required to continue to pay Mr. Jennings as severance pay an amount equal to his salary for the number of years remaining under the agreement, but in no event less than three years. Mr. Jennings' current yearly salary is $150,000. In addition, in all such cases the agreement provides for the continuance, at not less than present levels, of Mr. Jennings' employee benefit plans and practices, including the retirement plan, 401-
K Plan, stock purchase plan, life and accidental  death and   dismemberment
insurance, company furnished automobile and office, vacation plan, and medical, dental, health, and long term disability plans, and the agreement obligates Delta to forgive any unpaid principal outstanding on a loan made to him (see "Certain Relationships and Related Transactions" for a description of this loan).

If, as described above, Mr. Jennings elects under the terms of the agreement to terminate his employment following a change in control, he has, in addition to the rights described in the immediately preceding paragraph, the right to a lump sum payment for all such amounts due to him under the agreement as salary.

Delta also has agreed to indemnify Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

On December 1, 1985, Delta entered into an agreement with Mr. Heath. The terms of the agreement will become effective with a change in control while Mr. Heath is employed by Delta. For the purpose of the agreement, a change in control will be deemed to take place upon the happening of either of the following events: (a) the acquisition by anyone of ten percent of Delta's issued and outstanding voting Common Stock followed by either (i) a change in the majority of the Board of Directors of Delta as it existed on December 1, 1985, as a result of a Shareholders' meeting involving a contest for the election of Directors or (ii) the termination without cause of Harrison D. Peet as Chairman of the Board of Delta; or (b) the election at any time of two or more Directors whose election is opposed by a majority of Delta's Board of Directors as it existed on December 1, 1985.

The agreement provides that Mr. Heath may continue in the employment of Delta in his customary position for a period of three years immediately following a change in control. During this time he would receive compensation consisting of (i) a base salary which would be not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with Delta's regular compensation practices; and (ii) incentive and bonus awards not less than the annualized amount of any such awards paid to him for the twelve months ending on the date of a change in control. In addition, his agreement provides for the continuance, at not less than present levels, of employee benefit plans and practices, including the retirement plan, 401-K Plan, stock purchase plan, life and accidental death and dismemberment insurance, company furnished automobile and office, vacation plan and medical, dental, health and long-term disability plans.
Under the agreement, if Mr. Heath is terminated by Delta without cause during the three year period immediately following a change in control, his compensation and benefits and service credits under the employee benefit plans will be continued for the remainder of the period, but in no event for less than two years following termination of employment. The current yearly base salary of Mr. Heath is $97,700. If Mr. Heath determines that in good faith he cannot continue to fulfill his responsibilities as a result of a change in control, then that is to be considered termination without cause. Further, Delta has agreed to indemnify Mr. Heath for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.


                        Security Ownership Of Certain
                    Beneficial Owners and Management (1)

                              Amount and Nature
                               Of Beneficial             Percent Of
Name Of Owner                Ownership(2)(3)(4)           Stock

Donald R. Crowe                     3,879                    *
                        (1,279 shares jointly owned)

Jane Hylton  Green                  7,300
                        (670 shares jointly owned)           *

Billy Joe Hall                      3,724                    *

John D. Harrison                   11,012                    *
                        (10,010 shares jointly owned)

Glenn R. Jennings                   6,140                    *

Harrison D. Peet (5)               18,556                    *

Virgil E. Scott                    12,542                    *

Henry C. Thompson                   4,389                    *

Arthur E. Walker, Jr. (6)          13,172                    *
                        (4,595 shares jointly owned)

All Directors, Officers            88,532                 3.8%
and Nominees, as a     (16,554 shares jointly owned)
Group (13 persons)


* Less than 1%.


(1)  The only class of stock issued and outstanding is Common Stock.

(2) Under the terms of Delta's Employee Stock Purchase Plan, all Officers and employees (with certain limited exceptions) have the right to contribute 1% of their July 1, 1997 annual salary level on a monthly basis.
  At the end of  fiscal  1998,   Delta  will issue its Common  Stock,  based
  upon 1998 contributions, using an average of the last sale price of Delta's stock as quoted in the National Association of Securities Dealers Automated Quotation National Market System at the close of business for the last five business days in June, 1998, and will match those share so purchased. If employees cease to participate in the plan prior to year end, their contributions will be returned with no matching Company portion. The continuation and terms of the plan are subject to approval by Delta's
  Board of Directors on an annual basis.   As  a  result, all the persons
  listed who are Officers (Directors, however, have no rights under this plan, unless they are also Officers) have the right to participate in the Plan in 1998. Stock acquired pursuant to the Plan during fiscal 1998 will not be issued until July, 1998. Accordingly, ownership figures in the above table do not include shares to be issued under the Plan for fiscal 1998.

(3) The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(4) The figures, which are as of August 1, 1997, are based on information supplied to Delta by its Officers and Directors.

(5) The listed shares include 15,000 shares held by Mr. Peet's wife in a voting trust, which is administered and voted by Mr. Peet.

(6) The listed shares include 3,892 shares held by Mr. Walker as guardian for his children and 702 shares held by his wife.


                         Appointment of Auditors

Arthur Andersen LLP, upon recommendation of the Audit Committee and approval by Delta's Board of Directors, was appointed independent public accountants and auditors in connection with Delta's accounting matters and made an annual audit of the accounts of Delta and its subsidiary companies for the fiscal year ending June 30, 1997. Arthur Andersen LLP have been auditors for Delta since 1962 and, both by virtue of their long familiarity with Delta's affairs and their ability, are considered to be well qualified to perform this important function. Representatives of
Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, and they will have an opportunity to make a statement, if they so desire, and will be available to respond to questions.

             Certain Relationships and Related Transactions

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a Director of Delta, under the terms of which Mr. Jennings received a secured loan of $136,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 8%, payable monthly, with Delta forgiving $2,000 of the principal amount for each month of service Mr. Jennings completes. The outstanding balance on this loan was $132,000 as of August 31, 1997. The maximum amount outstanding during fiscal 1997 was $136,000.



                         Shareholders' Proposals

Proposals of security holders intended to be presented at Delta's 1998 annual meeting must be received by Delta no later than June 14, 1998, in order to be included in Delta's proxy statement and form of proxy related to that meeting.




                          Financial Statements

Delta's 1997 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.


                              Other Matters

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 20, 1997. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares thereon in their discretion.

As of the close of business on October 6, 1997, the record date fixed for determination of voting rights, Delta had outstanding 2,353,781 shares of Common Stock, each share having one vote. A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a higher vote is required by law.

Under applicable Kentucky law, each Common Shareholder of Delta is entitled to vote cumulatively for the election of Directors. This means that each Common Shareholder has the right to give one Nominee votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the Shareholder owns or to distribute such votes among two or more Nominees as the Shareholder desires. The three nominees for Director receiving the highest number of votes will be elected.

There are no conditions precedent to the exercise of cumulative voting rights.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 1997, by submitting a request in writing to: John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

John F. Hall
Vice President - Finance,
Secretary and Treasurer

October 12, 1997






THE COMPANY

Delta Natural Gas Company, Inc. ("Delta" or "the Company") is engaged primarily in the distribution, transmission, storage and production of natural gas with its facilities which are located in 20 counties in central and southeastern Kentucky. Delta serves approximately 36,000 residential, commercial, industrial and transportation customers and makes transportation deliveries to several interconnected pipelines.

Unless the context requires otherwise, references to Delta include Delta's wholly-owned subsidiaries, Delta Resources, Inc.
("Resources"), Delgasco,   Inc. ("Delgasco"),   Deltran,   Inc.
("Deltran"),    Enpro, Inc.  ("Enpro")  and   TranEx   Corporation
("TranEx").   Resources  buys gas and  resells  it  to  industrial
customers on Delta's system and to Delta for system supply. Delgasco buys gas and resells it to Resources and to customers not on Delta's system. Deltran operates an underground natural gas storage field that it leases from Delta. Enpro owns and operates production properties and undeveloped acreage. TranEx owns a 43 mile intrastate pipeline. Delta and its subsidiaries are under common executive management.

Delta was incorporated under Kentucky law in 1949. Its principal executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Its telephone number is (606) 744-6171, and its Fax number is (606) 744-6552.


SELECTED CONSOLIDATED FINANCIAL INFORMATION

For the Years
Ended June 30,      1997       1996(a)      1995       1994(b)      1993

Summary of
Operations

  Operating
   revenues     42,169,185   36,576,055   31,844,339  34,846,941  31,221,410

  Operating
   income        5,315,582    5,437,055    4,255,088   4,850,673   4,791,816

  Net income     1,724,265    2,661,349    1,917,735   2,671,001   2,620,664

  Earnings per
   common share        .75         1.41         1.04        1.50        1.60

  Dividends declared
   per common share   1.14         1.12         1.12        1.11        1.09


Average Number of
  Common Shares
  Outstanding     2,294,134    1,886,629   1,850,986    1,775,068   1,635,945

Total Assets($)  96,681,165   81,140,637  65,948,716   61,932,480  55,129,912


Capitalization($)

 Common share-
  holders' equity 29,474,569  23,628,323  22,511,513   22,164,791  17,501,045

 Long-term
  debt            38,107,860  24,488,916  23,702,200   24,500,000  19,596,401

 Notes payable
  refinanced sub-
  sequent to
  yearend               --    18,075,000        --          --          --

Total
 capitalization   67,582,429  66,192,239   46,213,713  46,664,791  37,097,446

Short-Term
 Debt ($) (c)     12,852,600   1,084,800    6,732,700   3,205,000   7,729,000

Other Items ($)

 Capital
  expenditures    16,648,994  13,373,416    8,122,838   7,374,747   6,289,508

 Total plant     116,829,158  98,795,623   84,944,969  77,882,135  71,187,860

(a) During July, 1996, $15,000,000 of debentures and 400,000 shares of common stock sere sold, and the proceeds were used to repay short-term debt and for general corporate purposes. The balance of the note payable at June 30, 1996 ($18,075,000) is included in total capitalization as a result of the subsequent refinancing.

(b) During October, 1993, $15,000,000 of debentures and 170,000 shares of common stock were sold, and the proceeds were used to repay short-term debt and to refinance certain long-term debt.

(c) Includes current portion of long-term debt.




To Our Shareholders:

Our continued expansion through internal   growth and acquisition
resulted in 1997 being a year of significant activity for Delta. We refinanced our $20 million credit line in July, 1996, by the issuance of $15 million of 8.3% debentures and 400,000 shares of common stock, and this had a dilutive effect on 1997 earnings per share. This allowed us to utilize our credit line and internally generated cash for our 1997 growth. Our record capital expenditures were in excess of $16.6 million, and we plan to continue our growth in 1998 and beyond.

The weather this past year was not only warmer than the previous year, but followed a very unusual pattern of a mild winter followed by a cold, wet spring. Our billed degree days were 103% of thirty year average weather, a decline of 8% from the year before, and our retail sales volumes declined by 406,000 Mcf, or 9%. Earnings per share decreased to $.75.

In order to provide for a reasonable return on our increased capital, as well as to recover increased operating costs resulting from inflation since our last rate case in 1990, on March 14, 1997 we filed a request for a general rate increase with the Kentucky Public Service Commission. The rate case requests a total revenue increase of $2,962,000 and, as anticipated, the proposed rates were suspended by the Commission until September 12. A public hearing is scheduled beginning September 9.

During 1997, we continued development of our Canada Mountain underground natural gas storage field. Although the field was used to help meet our winter supply needs this past year, our plans are to continue to develop the field during the next year. It is planned to be utilized to a more significant level this coming year, especially after completion this fall of 14 miles of 12 inch diameter steel pipeline that
will enhance the delivery of gas   from the field into Delta's system.

      We continued to expand our system this past year and increased our customers served by 5.4%. Exten-sions were made this year to serve new areas such as a portion of Fayette County, where we serve a residential area that did not have gas service and a new residential development that together have the potential for approximately 500 customers. During November, 1996, we acquired the City of North Middletown gas system in Bourbon County, and we now serve approximately 180 primarily residential customers in that community.

      During June, 1997, Delta acquired TranEx Corporation, which owns a 43 mile, 8 inch diameter steel pipeline that extends from Clay County to Madison County. Delta has been operating this pipeline for several years and plans to continue to utilize it to provide natural gas to Delta's Canada Mountain storage field as well as for Delta's system supply.

Additionally, during July, 1997, we purchased the gas system of Annville Gas & Transmission Corporation in Jackson County, which serves several industrial and residential customers. We plan to expand this system to provide gas service to customers in the City of Annville.

We certainly appreciate your support this past year and we believe next year will be an even better year for Delta. The hard work and dedi cation of our employees provided for our growth in 1997 and their continued efforts will allow us to expand in 1998 and beyond as we pre pare for the 21st century.

Sincerely,









Summary of Operations

Gas Operations and Supply

The Company purchases and produces gas for distribution to its retail customers and also provides transportation service to industrial customers and inter-connected pipelines with its facilities that are located in 20 predominantly rural counties in central and southeastern Kentucky. The economy of Delta's service area is based principally on coal mining, farming and light industry. The communities in Delta's service area typically contain populations of less than 20,000. The four largest service areas are Nicholasville, Corbin, Berea and Middlesboro, where Delta serves approximately 6,500, 6,300, 3,800 and 3,600 customers, respectively.


Several communities served by Delta continue to expand, resulting in growth opportunities for the Company. Industrial parks have been developed in certain areas and have resulted in new industrial customers, some of whom are on-system transportation customers. As a result of this growth, Delta's total customer count increased by 5.4% in 1997. Currently, over 99% of Delta's customers are residential and commercial. Delta's remaining, light industrial customers purchased approximately 6% of the total volume of gas sold by Delta at retail during 1997.


The Company's revenues are affected by various factors, including rates billed to customers, the cost of natural gas, economic conditions in the areas that the Company serves, weather conditions and competition. Delta competes for customers and sales with alternative sources of energy, including electricity, coal, oil, propane and wood. The Company's marketing subsidiaries, which purchase gas and resell it to various industrial customers and others, also compete for their customers with producers and marketers of natural gas. Gas costs, which the Company is generally able to pass through to customers, may influence customers to conserve, or in the case of industrial customers, to use alternative energy sources. Also, the potential bypass of Delta's system by industrial customers and others is a competitive concern that Delta has addressed and will continue to address as the need arises.

Delta's retail sales are seasonal and temperature-sensitive as the majority of the gas sold by Delta is used for heating. This seasonality impacts Delta's liquidity position and its management of its working capital requirements during each twelve month period, and changes in the average temperature during the winter months impacts its revenues year-to-year (see Management's Discussion and Analysis of Financial Condition and Results of Operations).

Retail gas sales in 1997 were approximately 4,299,000 thousand cubic feet ("Mcf"), generating approximately $33,561,000 in revenues, as compared to approximately 4,705,000 Mcf and approximately $27,811,000 in revenues for 1996. The increase in operating revenues for 1997 was due primarily to increases in the cost of gas purchased that were reflected in rates billed to customers through Delta's gas cost recovery clause. Heating degree days billed during 1997 were approximately 103% of the thirty year average ("normal") as compared with approximately 112% in 1996. Principally as a result of this warmer weather, retail sales volumes decreased by approximately 406,000 Mcf, or 9%, in 1997 as compared to 1996.

Delta's transportation of natural gas in 1997 generated revenues of approximately $3,596,000 as compared with approximately $3,331,000 during 1996. Of the total from transportation in 1997, approximately $3,214,000 (2,863,000 Mcf) and $382,000 (1,205,000 Mcf) were earned from transportation for on-system and off-system customers, respectively. Of the total from transportation in 1996, approximately $2,913,000 (2,570,000 Mcf) and $418,000 (1,134,000 Mcf) were earned from transportation for on-system and off-system customers, respectively.

As an active participant in many areas of the natural gas industry, Delta plans to continue its efforts to expand its gas distribution system. Delta continues to consider acquisitions of other gas systems, some of which are contiguous to its existing service areas, as well as expansion within its existing service areas. During November, 1996, Delta acquired the City of North Middletown gas system in Bourbon County, consisting of approximately 180 primarily residential customers.

During July, 1997, Delta purchased the gas system of Annville Gas & Transmission Corporation in Jackson County, which serves several industrial and residential customers. This system will be expanded during fiscal 1998 to provide gas service to customers in the City of Annville.

The Company also anticipates continuing activity in gas production and transportation and plans to pursue and increase these activities wherever practicable. The Company will continue to consider the construction or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation, enhanced supply and system flexibility. During June, 1997, Delta acquired TranEx Corporation, which owns a 43 mile, 8 inch diameter steel pipeline that extends from Clay County to Madison County. Delta has been operating this pipeline for several years and plans to continue to utilize the pipeline to provide natural gas to its Canada Mountain storage field as well as for Delta's system supply.

Some producers in Delta's service area can access certain pipeline delivery systems other than Delta, which provides competition from others for transportation of such gas. Delta will continue its efforts to purchase or transport any natural gas available that is produced in reasonable proximity to its facilities.

Delta receives its gas supply from a combination of interstate and Kentucky sources. The Company intends to pursue an adequate gas supply to provide service to existing and future customers. Delta will continue to maintain an active gas supply management program that emphasizes longterm reliability and the pursuit of cost effective sources of gas for its customers.

Delta's interstate gas supply is transported and/or stored by Tennessee Gas Pipeline Company ("Tennessee"), Columbia Gas Transmission Corporation ("Columbia"), Columbia Gulf Transmission Company ("Columbia Gulf") and Texas Eastern Transmission Corporation ("Texas Eastern"). Delta acquires its interstate gas supply from gas marketers. Delta also acquires gas supply from Kentucky producers and suppliers. There is a competitive national market for natural gas supplies as supply and demand determine the availability and prices of natural gas.

Enpro produces oil and gas from leases it owns in southeastern Kentucky. Enpro's natural gas production is purchased by Delta for system supply, and Enpro's remaining proved, developed natural gas reserves are estimated at approximately 4,400,000 Mcf. Delta purchased a total of approximately 203,000 Mcf from those properties in 1997. Enpro's oil production has not been significant.

Resources and Delgasco purchase gas from various marketers and Kentucky producers. The gas is resold to industrial customers on Delta's system, to Delta for system supply and to others. Delta continues to seek additional new gas supplies from all available sources, including those in the proximity of its facilities in southeastern Kentucky. Also, Resources and Delgasco continue to pursue acquisitions of new gas supplies from Kentucky producers and others.

Delta is completing the development of an underground natural gas storage field on Canada Mountain in Bell County, Kentucky, with an
estimated eventual working capacity of 4,000,000 Mcf.   This field is
operational and was used to help meet Delta's winter supply needs this past year. Delta plans to continue to develop the capability of this storage field, including completion of 14 miles of 12 inch diameter steel pipeline. The new pipeline, planned to be in operation by this fall, will enhance Delta's ability to withdraw gas from the field and deliver it into Delta's system. This storage capability should permit Delta to continue to purchase and store gas during the non-heating months, and then withdraw and sell the gas during the peak usage months as Delta did this past winter.


Regulatory Matters

Delta is subject to the regulatory authority of the Public Service Commission of Kentucky ("PSC") with respect to various aspects of Delta's business, including rates and service to retail and transportation customers.

On March 14, 1997, Delta filed a request for increased rates with the PSC. This general rate case (Case No. 97-066) requested an annual revenue increase of approximately $2,962,000, an increase of 7.7%. The test year for the case was December 31, 1996. The increased rates were requested to become effective on April 13, 1997. On April 3, 1997, the PSC issued an Order in the above case suspending the implementation of the proposed rates until September 12, 1997, so that the PSC could investigate and determine the reasonableness of the proposed rates. A hearing has been scheduled for September 9, 1997, for the cross-examination of witnesses.

On July 11, 1997, the PSC issued a staff report entitled "Natural Gas Unbundling in Kentucky: Exploring the Next Step Toward Customer Choice." This report represented the culmination of numerous discussions among the PSC and various parties, including Delta, regarding issues related to the potential unbundling, or separate pricing of supply and service components, of natural gas service in Kentucky, including residential and small commercial customer choice. The report also included observations on certain topics which need to be addressed and resolved if further unbundling occurs in Kentucky, and it addressed some of the options available to the PSC. The PSC held a public meeting on August 22, 1997, on gas unbundling and customer choice for interested parties to provide further input. Delta participated in that meeting and intends to be an active participant in future discussions.

Delta's rates include a Gas Cost Recovery ("GCR") clause, which permits changes in Delta's gas costs to be reflected in the rates charged to customers. The GCR requires Delta to make quarterly filings with the PSC, but such procedure does not require a general rate case. The PSC historically has allowed Delta to recover storage costs in rates through the GCR mechanism or general rate cases.

In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds. However, no utility may obtain a franchise until it has obtained from the PSC a Certificate of Convenience and Necessity authorizing it to bid on the franchise. Delta holds franchises in four of the ten cities in which it maintains branch offices and in seven other communities it serves. In the other cities or communities, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required, or do not want to offer, a franchise. Delta attempts to acquire or reacquire franchises whenever feasible.

Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community.
To date, the absence of a franchise has had no adverse effect on Delta's operations.


Capital Expenditures

Capital expenditures during 1997 were approximately $16.6 million and for 1998 are estimated to be approximately $10.4 million. These include planned expenditures for development of underground natural gas storage, system extensions, computer system upgrades and the replacement and improvement of existing transmission, distribution, gathering and general facilities.



Financing

The Company's capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of credit. The available line of credit at June 30, 1997, was $20 million of which approximately $10.9 million had been borrowed. These short-term borrowings are periodically repaid with long-term debt and equity securities, as was done in July, 1996, when the net proceeds of approximately $20.4 million from the sale of $15 million of debentures and 400,000 shares of common stock were used to repay short-term notes payable and for working capital.

Present plans are to utilize the short-term line of credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.

During 1997 the requirements of the Employee Stock Purchase Plan were met through the issuance of 6,456 shares of common stock resulting in an increase of approximately $101,000 in Delta's common shareholders' equity. The Dividend Reinvestment and Stock Purchase Plan (see Note 4 of the Notes to Consolidated Financial Statements) resulted in the issuance of 31,187 shares of common stock providing an increase of approximately $550,000 in Delta's common shareholders' equity.



Common Stock Dividends and Prices

Delta has paid cash dividends on its common stock each year since 1964. While it is the intention of the Board of Directors to continue to declare dividends on a quarterly basis, the frequency and amount of future dividends will depend upon the Company's earnings, financial requirements and other relevant factors, including limitations imposed by the indenture for the Debentures. There were 2,407 record holders of Delta's common stock as of August 1, 1997.

Delta's common stock is traded in the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol DGAS. The accompanying table reflects the high and low sales prices during each quarter as reported by NASDAQ and the quarterly dividends declared per share:



Management's Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

The Company's utility operations are subject to regulation by the PSC, which approves rates that are intended to permit a specified rate of return on investment. The Company's rate tariffs allow the cost of gas to be passed through to customers (see Regulatory Matters).

Delta's business is temperature-sensitive. Accordingly, the Company's operating results in any given period reflect, in addition to other factors, the impact of weather, with colder temperatures resulting in increased sales. The Company anticipates that this sensitivity to seasonal and weather conditions will continue to be so reflected in the Company's operating results in future periods.

Because of the seasonal nature of Delta's sales, the smallest proportion of cash generated from operations is received during the warmer months when sales volumes decrease considerably. Additionally, most construction activity takes place during the non-heating season because of more favorable weather conditions. Therefore, during the warmer, non heating months, cash needs for operations and construction are partially met through short-term borrowings. Capital expenditures for Delta for fiscal 1998 are expected to be approximately $10.4 million.

Delta generates internally only a portion of the cash necessary for its capital expenditure requirements and finances the balance of its capital expenditures on an interim basis through the use of its borrowing capability under its short-term line of credit. The current available line of credit is $20,000,000, of which approximately $10.9 million was borrowed at June 30, 1997. The line of credit, which is with Bank One, Kentucky, NA, expires during November, 1997. These short-term borrowings are periodically repaid with the net proceeds from the sale of long-term debt and equity securities, as was done in July, 1996, when the net proceeds of approximately $20,400,000 from the sale of $15,000,000 of debentures and 400,000 shares of common stock were used to repay short term notes payable and for working capital.

The primary cash flows during the last three years are summarized below:

                                       1997          1996          1995
Provided by operating activities  $  6,209,226   $ 3,094,809   $ 6,943,183
Used in investing activities      $(16,648,994)  (13,373,416)   (8,122,838)
Provided by financing activities    10,768,558    10,294,461     1,158,887

Net increase (decrease) in cash
  and cash equivalents            $    328,790   $    15,854   $  (20,768)


Cash provided by operating activities consists of net income and noncash items including depreciation, depletion, amortization and deferred income taxes. Additionally, changes in working capital are also included in cash provided by operating activities. The Company expects that internally generated cash, coupled with seasonal short-term borrowings, will continue to be sufficient to satisfy its operating and capital requirements.


Results of Operations

Operating Revenues

The increase in operating revenues for 1997 of approximately $5,593,000 was due primarily to increases in the cost of gas purchased that were reflected in rates billed to customers through Delta's gas cost recovery clause. This was partially offset by a decrease in retail sales volumes of approximately 406,000 Mcf as a result of the warmer winter weather in 1997. Billed degree days were approximately 103% of normal degree days for 1997 as compared with approximately 112% for 1996. In addition, on system transportation volumes for 1997 increased approximately 293,000 Mcf, or 11.4%.

The increase in operating revenues for 1996 of approximately $4,732,000 was due primarily to an increase in retail sales volumes of approximately 980,000 Mcf as a result of the colder winter weather in 1996. Billed degree days were approximately 112% of normal for 1996 as compared with approximately 89% for 1995. In addition, on-system transportation volumes for 1996 increased approximately 180,000 Mcf, or 8%. These increases were partially offset by decreases in the cost of gas purchased that were reflected in rates billed to customers through

Delta's gas cost recovery clause and by a decrease in off-system transportation volumes of approximately 318,000 Mcf, or 22%, due primarily to reduced deliveries from local producers.





Operating Expenses

The increase in purchased gas expense for 1997 of approximately
$5,875,000 was due primarily to increases in the cost of gas purchased for retail sales. The increase was partially offset by the decreased gas purchases for retail sales resulting from the warmer winter weather in 1997.

The increase in purchased gas expense of approximately $1,893,000 for 1996 was due primarily to the increased gas purchases for retail sales resulting from the colder winter weather during 1996. The increase was partially offset by decreases in the cost of gas purchased for retail sales.

The increase in operation and maintenance expenses during 1996 of approximately $640,000 was due primarily to increases in payroll and related benefit costs.

The increases in depreciation expense during 1997 and 1996 of approximately $424,000 and $327,000, respectively, were due primarily to additional depreciable plant.

The increase in taxes other than income taxes during 1996 of approximately $173,000 was primarily due to increased property taxes which resulted from increased plant and property valuations, and to increased payroll taxes, which resulted from increased wages.

Changes in income taxes during 1997 and 1996 of approximately $595,000 and $517,000, respectively, were primarily due to changes in net income.



Interest Charges
The increases in interest on long-term debt and amortization of debt expense during 1997 of approximately $1,146,000 and $27,000, respectively, were due primarily to the issuance of $15 million of 8.3% Debentures during July, 1996. The decrease in other interest charges during 1997 of approximately $348,000 was due primarily to decreased average short-term borrowings as short-term debt was repaid with the net proceeds from the sale of long-term debt and equity securities during July, 1996.

The increase in other interest charges during 1996 of approximately $448,000 was due primarily to increased average short- term borrowings and increased average interest rates.



Earnings Per Common Share

For the year ended June 30, 1997, earnings per common share were diluted by the increased average common shares outstanding that resulted from the additional 400,000 shares of common stock issued in July, 1996, as well as the common shares issued under Delta's dividend reinvestment plan and shares issued to employees during the 1997 period.


Consolidated Statements of Income

For the Years Ended June 30,       1997      1996      1995


Operating Revenues  $  42,169,185     $  36,576,055     $ 31,844,339

Operating Expenses
  Purchased gas     $  23,265,222     $  17,389,755     $ 15,497,156

  Operation and
  maintenance(Note 1)   8,631,635         8,642,511       8,002,797
  Depreciation and
  depletion  (Note 1)   2,935,257         2,510,952       2,183,558
  Taxes other than
  income taxes          1,056,689         1,036,282         863,340
  Income taxes(Note 2)    964,800         1,559,500       1,042,400

    Total operating
    expenses        $  36,853,603     $  31,139,000     $ 27,589,251

Operating Income    $  5,315,582      $   5,437,055     $  4,255,088

Other Income and
Deductions, Net           40,874             32,503           50,582

Income Before
Interest Charges    $  5,356,456      $   5,469,558     $  4,305,670

Interest Charges

 Interest on long-
 term debt          $  2,997,393      $   1,851,768     $  1,879,442
 Other interest          519,432            867,641          419,693
 Amortization of
 debt expense            115,366             88,800           88,800

   Total interest
   charges          $  3,632,191      $   2,808,209     $  2,387,935

Net Income          $  1,724,265      $   2,661,349     $  1,917,735

Weighted Average
Number of Common
Shares Outstanding     2,294,134          1,886,629       1,850,986

Earnings Per
Common Share         $       .75      $        1.41     $     1.04
Dividends Declared
Per Common Share     $      1.14      $        1.12     $     1.12



Consolidated Statements of Cash Flows

For the Years Ended June 30,     1997        1996        1995

Cash Flows From Operating
Activities

  Net income             $  1,724,265   $  2,661,349   $  1,917,735

 Adjustments to reconcile
 net income to net cash
 from operating activities:

    Depreciation, depletion
    and amortization        3,049,229      2,663,475      2,272,358

    Deferred income
     taxes and investment
     tax credits               485,400      1,762,500       (77,000)
    Other-net                 666,798        484,474        602,180
    (Increase) decrease in
      assets:
    Accounts receivable      (318,178)      (860,255)      (118,237)
    Gas in storage           (782,007)        63,546       (138,138)
    Advance (deferred)
     recovery of gas cost      495,751     (3,788,143)     2,583,128
    Materials and supplies   (120,969)      (124,697)        173,319
    Prepayments              (346,532)        53,702        (105,903)
    Other assets             (541,669)       (31,723)        (71,087)
    Increase (decrease) in
     liabilities:
       Accounts payable      (439,721)       871,207        (178,609)
       Refunds due customers  554,520       (456,283)         83,572
       Accrued taxes        1,038,761       (270,394)        (72,210)
       Other current
        liabilities           744,054         56,951          69,742
       Advances for construc-
        tion and other           (476)         9,100           2,333

      Net cash provided by
      operating activities $ 6,209,226    $ 3,094,809    $ 6,943,183

Cash Flows From Investing Activities

     Capital expenditures  $(16,648,994)  $(13,373,416)  $(8,122,838)

       Net cash used in
       investing activities $(16,648,994) $(13,373,416)  $(8,122,838)

Cash Flows From
Financing Activities
(Note 6)

 Dividends on common stock  $ (2,651,073) $ (2,113,414)  $ (2,073,374)
 Issuance of common stock,
  net                          6,773,054       568,875        502,361
 Issuance of debentures, net  14,334,833          -              -
 Repayment of long-term debt    (478,256)     (561,000)      (240,100)
 Issuance of notes payable    30,975,000    25,955,000     19,495,000
 Repayment of notes payable  (38,185,000)  (13,555,000)   (16,525,000)

    Net cash provided by
    financing activities     $ 10,768,558  $ 10,294,461   $ 1,158,887

Net Increase (Decrease)
 in Cash and Cash Equivalents $    328,790  $     15,854   $   (20,768)

Cash and Cash Equivalents,
 Beginning of Year                 151,633       135,779       156,547

Cash and Cash Equivalents,
 End of Year                  $    480,423  $    151,633   $   135,779

Supplemental Disclosures of

Cash Flow Information
  Cash paid during the year for:

     Interest                 $  3,019,881  $  2,491,091   $  2,253,472
     Income taxes (net of
       refunds)               $   (432,163) $    193,560   $  1,264,942



Consolidated Balance Sheets

As of June 30,                           1997           1996

Assets

 Gas Utility Plant, at cost      $ 116,829,158    $  98,795,623
   Less - Accumulated provision
    for depreciation               (31,734,976)     (26,749,774)

      Net gas plant              $  85,094,182    $  72,045,849
 Current Assets
   Cash and cash equivalents     $     480,423    $     151,633

   Accounts receivable, less
    accumulated provisions for
    doubtful accounts of
    $113,945 and $105,756 in
    1997 and 1996, respectively      2,414,632        2,096,454

   Gas in storage, at average cost   1,209,171          427,164

   Deferred gas costs (Note 1)       2,180,606        2,676,357

   Materials and supplies, at
    first-in, first-out cost           773,108          652,139

   Prepayments                         716,076          369,544

      Total current assets         $ 7,774,016     $  6,373,291

  Other Assets

    Cash surrender value of
     officers' life insurance
     (face amount of $1,036,009)   $   321,339   $      304,339

   Note receivable from officer        134,000          126,000

   Unamortized debt expense and
    other (Note 6)                   3,357,628        2,291,158

      Total other assets           $ 3,812,967    $   2,721,497

         Total assets              $96,681,165    $  81,140,637


Liabilities and Shareholders' Equity

  Capitalization (See Consolidated
   Statements of Capitalization)

     Common shareholders' equity   $ 29,474,569    $ 23,628,323

     Long-term debt (Notes 6 and 7)  38,107,860      24,488,916

     Notes payable refinanced
      subsequent to yearend (Note 5)      --         18,075,000

        Total capitalization       $ 67,582,429    $ 66,192,239

  Current Liabilities

     Notes payable (Note 5)        $ 10,865,000    $      -

     Current portion of long-
      term debt (Notes 6 and 7)       1,987,600      1,084,800

     Accounts payable                 2,386,717      2,826,438

     Accrued taxes                    1,132,315         93,554

     Refunds due customers              577,874         23,354

     Customers' deposits                368,561        304,246

     Accrued interest on debt         1,033,220        637,596

     Accrued vacation                   516,032        485,847

     Other accrued liabilities          492,501        238,571

        Total current liabilities   $19,359,820    $ 5,694,406


Deferred Credits and Other
    Deferred income taxes           $ 7,921,100    $ 7,318,500

   Investment tax credits               708,400        779,400

   Regulatory liability (Note 2)        892,100        938,300

   Advances for construction
    and other                           217,316        217,792

      Total deferred credits
       and other                    $ 9,738,916    $ 9,253,992


Commitments and Contingencies (Note 8)
     Total liabilities and
      shareholders' equity          $96,681,165    $81,140,637




Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended June 30,        1997       1996       1995

Common Shares

 Balance, beginning of year    $ 1,903,580  $ 1,868,734  $ 1,839,340

   $1.00 par value of 438,643,
   34,846 and 29,394 shares
   issued in 1997, 1996 and
   1995, respectively

     Public issuance of
      common shares               400,000          -            -
     Dividend reinvestment and
      stock purchase plan          31,187       28,024        25,802
     Employee stock purchase
      plan and other                7,456        6,822         3,592

     Balance, end of year     $ 2,342,223  $ 1,903,580   $ 1,868,734


Premium on Common Shares

     Balance, beginning of
      year                    $20,572,132  $20,022,643   $19,532,909

       Premium on issuance
        of common shares-
       Public issuance of
        common shares           6,000,000         -             -
       Dividend reinvestment
        and stock purchase plan   519,478       440,621     425,357
       Employee stock purchase
        plan and other            111,701       108,868      64,377

    Balance, end of year      $27,203,311   $20,572,132   $20,022,643

Capital Stock Expense
    Balance, beginning
      of year                 $(1,620,252)  $(1,604,792)  $(1,588,025)

      Issuance of common
       shares                    (296,768)      (15,460)      (16,767)

     Balance, end of year     $(1,917,020)  $(1,620,252)   $(1,604,792)

Retained Earnings
     Balance, beginning
      of year                 $ 2,772,863   $ 2,224,928    $ 2,380,567

        Net income              1,724,265     2,661,349      1,917,735

       Cash dividends
        declared on common
        shares - (See Con-
        solidated Statements
        of Income for rates)   (2,651,073)   (2,113,414)    (2,073,374)

    Balance, end of year      $  1,846,055  $ 2,772,863    $ 2,224,928



Consolidated Statements of Capitalization

As of June 30,                          1997            1996

Common Shareholders' Equity

 Common shares, par value $1.00
   per share (Notes 3 and 4)
     Authorized - 6,000,000 shares
     Issued and outstanding  -
     2,342,223 and 1,903,580
     shares in 1997 and 1996,
     respectively                   $ 2,342,223    $ 1,903,580

       Premium on common shares      27,203,311     20,572,132

   Capital stock expense             (1,917,020)    (1,620,252)

   Retained earnings (Note 6)         1,846,055      2,772,863

      Total common shareholders'
       equity                       $ 29,474,569   $ 23,628,323

Long-Term Debt (Notes 6 and 7)

     Debentures, 8.3%, due 2026     $ 15,000,000   $      -

     Debentures, 6 5/8%, due 2023     13,505,000     14,000,000

     Debentures, 9%, due 2011         10,000,000     10,000,000

     Promissory note from
      acquisition of underground
      storage, non-interest
      bearing, due through 2001
      (less unamortized discount
      of $297,099 and $398,419 in
      1997 and 1996, respectively)     1,502,901      1,401,581

     Other                                87,559        172,135

        Total long-term debt       $  40,095,460   $ 25,573,716

     Less - Amounts due within one
       year, included in current
       liabilities                   (1,987,600)     (1,084,800)

       Net long-term debt          $ 38,107,860    $ 24,488,916

Notes Payable Refinanced
Subsequent to Yearend (Note 5)     $     -         $ 18,075,000

      Total capitalization         $  67,582,429   $ 66,192,239





DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of Significant Accounting Policies:

(a) Principles of Consolidation -- Delta Natural Gas Company, Inc. ("Delta" or "the Company") has five wholly-owned subsidiaries. Delta Resources, Inc. ("Resources") buys gas and resells it to industrial customers on Delta's system and to Delta for system supply.
Delgasco, Inc. buys gas and  resells it  to  Resources  and  to
customers not on Delta's  system.   Deltran,  Inc. operates  underground
natural gas storage facilities  that  it  leases  from Delta. Enpro,
Inc.  owns  and operates  production  properties.   TranEx
Corporation owns a 43 mile intrastate pipeline. All subsidiaries of Delta are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated.

(b)  Cash  Equivalents -- For the purposes of the Consolidated
Statements of Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

(c) Depreciation -- The Company determines its provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 3.0%, 2.9%, and 2.8% of average depreciable plant for 1997, 1996, and 1995, respectively.

(d) Maintenance -- All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense
accounts.   A betterment  or  replacement of a unit of property  is
accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired and also for the net cost of removal.

(e) Gas Cost Recovery -- Delta has a Gas Cost Recovery ("GCR") clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs
incurred.   The Company expenses gas costs based on the amount of gas
costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

(f) Revenue Recognition -- The Company records revenues as billed to its customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled.

(g) Revenues and Customer Receivables -- The Company supplies natural gas
to approximately   36,000  customers  in  central  and  southeastern
Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.

(h) Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) Long-Lived Assets -- In March, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " ("SFAS No. 121"), effective for fiscal years beginning after December 15, 1995. The Company adopted the provisions of SFAS No. 121 in the first quarter of 1997. The new standard requires that long-lived assets and certain identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing such impairment reviews, companies will be required to estimate the sum of future cash flows from an asset and compare such amount to the asset's carrying amount. Any excess of carrying amount over expected cash flows will result in a possible write-down of an asset to its fair value. Adoption of SFAS No. 121 did not have a material adverse impact on the Company's financial position or results of operations.

(2)  Income Taxes:

The Company provides for income taxes on temporary differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial purposes, differences in recognition of purchased gas cost recoveries and certain other accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties.

The Company utilizes the liability method for accounting for income taxes, which requires that deferred income tax assets and liabilities are computed using tax rates that will be in effect when the book and tax
temporary   differences  reverse.   The  change  in  tax  rates  applied
to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes. The temporary differences which gave rise to the net accumulated deferred income tax liability for the periods are as follows:

                                     1997                1996
Deferred Tax Liabilities

    Accelerated depreciation       $ 9,018,800      $8,091,500
    Deferred gas cost                  860,100       1,055,700
    Accrued pension                    433,000         252,900
    Debt expense                       384,900         399,200

       Total                       $10,696,800      $9,799,300

                                          1997           1996

Deferred Tax Assets
    Alternative investment  tax    $ 1,534,100     $ 1,305,600
      credit
    Regulatory liabilities             339,400         370,000
    Unbilled revenue                   327,500         236,100
    Investment tax credit              279,400         307,400
    Other                              295,300         261,700
      Total                        $ 2,775,700     $ 2,480,800

        Net accumulated deferred   $ 7,921,100     $ 7,318,500
         income tax liability

The components of the income tax provision are comprised of the following for the years ended June 30:

                                      1997       1996       1995

Components of income tax expense:
    Payable currently:
       Federal                     $  242,200  $   52,100    $ 453,900
       State                          (31,300)   (255,100)     194,500
          Total                    $  210,900  $ (203,000)     648,400

    Deferred                          753,900   1,762,500      394,000

      Income tax expense           $  964,800  $1,559,500   $1,042,400


Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below:

                                       1997      1996      1995


Statutory federal income tax rate    34.0%        34.0%     34.0%
State  income taxes net  of  federal  5.0          5.2       5.2
benefit
Amortization of investment tax       (2.6)        (1.7)     (2.4)
credit
Other differences - net                 -            -       (.9)
     Effective income tax rate       36.4%        37.5%     35.9%


(3)  Employee Benefit Plans:

(a) Defined Benefit Retirement Plan - Delta has a trusteed, noncontributory, defined benefit pension plan covering all eligible
employees.   Retirement income  is  based  on  the number of years of
service  and  annual  rates  of compensation.   The Company makes annual
contributions equal to the amounts necessary to fund the plan adequately. The funded status of the pension plan at March 31, the plan year end, and the amounts recognized in the Company's consolidated balance sheets at June 30 were as follows:

                                     1997       1996         1995
Plan assets at fair value         $6,835,393  $6,058,458  $5,358,108
Actuarial present value of benefit
   obligation:
     Vested benefits              $4,505,619  $2,789,736  $3,605,363
     Non-vested benefits              11,025       9,346      21,742
     Accumulated benefit          $4,516,644  $2,799,082  $3,627,105
      obligation
Additional amounts related
    to projected salary increases  1,828,856   2,811,907   1,638,014
    Total projected benefit       $6,345,500  $5,610,989  $5,265,119
obligation
Plan assets in excess of (less
than) projected benefit
obligation                        $ 489,893   $  447,469  $   92,989

Unrecognized net assets at
date of initial application
being amortized over 15 years      (211,972)   (254,365)   (296,759)

Unrecognized net (gain) loss        286,557     125,777     (13,481)
    Accrued pension asset         $ 403,698   $  179,623  $   82,787


The assets of the plan consist primarily of common stocks, bonds and certificates of deposit. Net pension costs for the years ended June 30 include the following:


                                     1997       1996        1995
Service cost for benefits
  earned during the year           $  405,386  $  382,751   $  432,546
Interest cost on projected
  benefit obligation                  392,539     356,897     382,167
Actual return on plan assets         (407,965)   (886,211)   (623,972)
Net amortization and deferral         444,044    (136,843)    185,660
    Net periodic pension cost      $  253,117  $  297,481   $ 376,401

The weighted average discount rates and the assumed rates of increase in future compensation levels used in determining the actuarial present values of the projected benefit obligation at June 30, 1997, 1996 and 1995 were 7.0% (discount rates), and 4% (rates of increase). The expected long-term rates of return on plan assets were 8%.

SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits", and SFAS No. 112, "Employers' Accounting for Post Employment Benefits",do not affect the Company, as Delta does not provide benefits for post-retirement or post-employment other than the pension plan for retired employees.

(b) Employee Savings Plan - The Company has an Employee Savings Plan ("Savings Plan") under which eligible employees may elect to contribute any whole percentage between 2.5% and 15% of their annual compensation. The Company will match 50% of the employee's contribution up to a maximum Company contribution of 2% of the employee's annual compensation. For 1997, 1996 and 1995, Delta's Savings Plan expense was approximately $151,000, $111,000 and $112,000, respectively.

(c) Employee Stock Purchase Plan - The Company has an Employee Stock Purchase Plan ("Stock Plan") under which qualified permanent employees are eligible to participate. Under the terms of the Stock Plan, such employees can contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. The Company issues Delta common stock, based upon the fiscal year contributions, using an average of the last sale price of Delta's stock as quoted in NASDAQ's National Market System at the close of business for the last five business days in June and matches those shares so purchased. Therefore, stock equivalent to approximately $101,000 was issued in July, 1997. The continuation and terms of the Stock Plan are subject to approval by Delta's Board of Directors on an annual basis. Delta's Board has continued the Stock Plan through June 30, 1998.

(4)  Dividend Reinvestment and Stock Purchase Plan:

The   Company's   Dividend  Reinvestment  and  Stock   Purchase
Plan (Reinvestment Plan) provides that shareholders of record can reinvest dividends and also make limited additional investments of up to $50,000 per year in shares of common stock of the Company. Shares purchased under the Reinvestment Plan are authorized but unissued shares of common stock of the Company, and 31,187 shares were issued in 1997. Delta reserved 200,000 shares under the Reinvestment Plan in December, 1994, and, as of June 30, 1997 there were 123,604 shares still available for issuance.

(5)  Notes Payable and Line of Credit:

Substantially  all  of  the cash balances of Delta  are  maintained to compensate the respective banks for banking services and to obtain lines of credit; however, no specific amounts have been designated as compensating balances, and Delta has the right of withdrawal of such funds. At June 30, 1997 and June 30, 1996, the available line of credit was $20,000,000, of which  $10,865,000 and $18,075,000 had been borrowed at an interest
rate of 6.785%  and  6.285%  for  1997 and 1996, respectively.   The
maximum amount borrowed during 1997 and 1996 was $10,865,000 and $18,075,000, respectively. The interest on this line is, at the option of Delta, eiter at the daily prime rate or is based upon certificate of deposit rates. The current line of credit expires on November 15, 1997.

Short-term borrowings at June 30, 1996 were repaid in July, 1996, with the net proceeds of approximately $20,400,000 from the sale of $15,000,000 of debentures and 400,000 shares of common stock.
(6)  Long-Term Debt:

On  July  19,  1996, Delta issued $15,000,000 of 8.3%  Debentures
that mature  in  July, 2026.   Redemption on behalf of deceased holders
within 60 days of notice of up to $25,000 per holder will be made annually, subject to an annual aggregate limitation of $500,000. The 8.3% Debentures can be redeemed by the Company beginning in August, 2001 at a 5% premium, such premium declining ratably until it ceases in August, 2006. Restrictions under the indenture agreement covering the 8.3% Debentures include, among other things, a restriction whereby dividend payments cannot be made unless consolidated shareholders' equity of the Company exceeds $18,000,000. No retained earnings are restricted under the provisions of the indenture.

On October 18, 1993, Delta issued $15,000,000 of 6 5/8% Debentures that mature in October, 2023.  Each holder may require redemption of up to $25,000 annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000
limitation.   The  6 5/8% Debentures can be redeemed by the Company
beginning in October, 1998 at a 5% premium, such premium declining ratably until it ceases in October, 2003.

On May 1, 1991, Delta issued $10,000,000 of 9% Debentures that mature in April, 2011. Each holder may require redemption of up to $25,000 of the 9.5% debentures annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of
deceased holders within    60 days of notice, subject to the annual
aggregate $500,000 limitation. The 9% Debentures can be redeemed by the Company beginning in April, 1996 at a 5% premium, such premium declining ratably until it ceases in April, 2001. The Company may not assume any additional mortgage indebtedness in excess of $1 million without effectively securing the 9% Debentures equally to such additional indebtedness.

Debt issuance expenses are deferred and amortized over the terms of the related debt. Call premium in 1994 of approximately $475,000 was deferred and is being amortized over the term of the related debt consistent with regulatory treatment.

A non-interest bearing promissory note was issued by Delta on November 10, 1995 in the amount of $1,800,000, payable in installments of $400,000 in 1998, $700,000 in 2000 and $700,000 in 2002. The note was issued when Delta purchased leases and depleted gas wells to develop them for the underground storage of natural gas. Delta secured the promissory note by escrow of 102,858 shares of Delta's common stock. These shares will be issued to the holder of the promissory note only in the event of default in payment by Delta.

This underground natural gas storage field located on Canada
Mountain in Bell County, Kentucky is now partially developed and will have an estimated working capacity of 4,000,000 Mcf upon completion.
Delta utilized  this storage  field  to  help  meet its winter supply
needs this  year.   It  is anticipated  that this storage capability
will permit Delta to purchase and store gas during the non-heating season, and then withdraw and sell the gas during the peak usage winter months. Storage project capital expenditures are estimated at approximately $2.2 million during fiscal 1998, which includes completion of a 14 mile, 12 inch diameter steel pipeline to provide
expanded  capacity  to  deliver gas to Delta's system.   Delta  is
currently recovering a return on storage field investments through rates.

Other long-term debt requires principal payments totaling approximately $88,000 in 1998.


(7)  Fair Values of Financial Instruments

The fair value of the Company's debentures is estimated using discounted cash  flow  analysis,  based on the Company's current incremental  borrowing rates  for  similar types of borrowing arrangements. The fair value  of  the Company's  debentures at June 30,
1997 is estimated to be $37,723,000.    The carrying  amount  in  the
accompanying consolidated financial  statements  is $38,505,000.

The carrying amount of the Company's other financial instruments including cash equivalents, accounts receivable, notes receivable, accounts payable and the non-interest bearing promissory note approximate their fair value.


(8)  Commitments and Contingencies:

The Company has entered into individual employment agreements with its five officers. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of certain benefits over varying periods in the event employment is altered or terminated following certain changes in ownership of the Company.


(9)  Rates:

Reference is made to "Regulatory Matters" herein with respect to rate matters.


(10)  Quarterly Financial Data (Unaudited):

The quarterly data reflects, in the opinion of management, all normal recurring adjustments necessary to present fairly the results for the interim periods.

                                                       Earnings
                                Operating     Net     (Loss) per
                 Operating       Income      Income     Common
Quarter Ended     Revenues       (Loss)      (Loss)    Share(a)

Fiscal 1997

September 30    $4,074,332    $  36,149      $(734,296)  $  (.33)
December 31     10,023,399     1,090,13        198,153       .09
March 31        18,651,406    3,034,844      2,050,318       .88
June 30          9,420,048    1,154,076        210,090       .09


Fiscal 1996

September 30   $ 3,774,849   $ (147,522)   $ (760,662)   $(.41)
December 31      8,406,787    1,331,803       649,089      .34
March 31        16,023,581    3,421,608     2,725,444     1.44
June 30          8,370,838      831,166        47,478      .03

______________________________________________________________

(a) Quarterly earnings per share may not equal annual earnings per share due to changes in shares outstanding.


Directors and Officers

Board of Directors

Donald R. Crowe (a)
Senior Analyst, Department of
Insurance, Commonwealth of
Kentucky, Lexington, Kentucky

Jane Hylton Green (b)
Retired Vice President - Human
Resources and  Secretary

Billy Joe Hall (a)
Investment Broker, LPL Financial
Services (general brokerage
services), Mount Sterling, Kentucky

John D. Harrison (b)
Retired President, Power Line
Construction Co., Inc. (utility
construction contractor),
Stanton, Kentucky

Glenn R. Jennings (c)
President and Chief Executive Officer

Harrison D. Peet (c)
Chairman of the Board; Retired President and Chief Executive Officer

Virgil E. Scott (b)
Retired Vice President - Administration

Henry C. Thompson (b)
President, Triple Land Co., Inc. (land development and real estate rental); Retired President, Henry Thompson Construction Co., Inc. (land development and commercial real estate rental); both of Nicholasville, Kentucky

Arthur E. Walker, Jr. (a)(c) President, The Walker Company
(general and highway construction),
Mount Sterling, Kentucky
_________________

Director Emeritus

Roger A. Byron


(a)  Member of Nominating and Compensation Committee
(b)  Member of Audit Committee
(c)  Member of Executive Committee



Officers


Johnny L. Caudill
Vice President - Administration & Customer Service

John F. Hall
Vice President - Finance, Secretary and Treasurer

Robert C. Hazelrigg
Vice President - Public and Consumer Affairs

Alan L. Heath
Vice President - Operations and Engineering

Glenn R. Jennings
President and Chief Executive Officer




Corporate Information

Shareholders' Inquiries

Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to the Transfer Agent and Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to Investor Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.


Independent Public Accountants

Arthur Andersen LLP
2300 Meidinger Tower
The Louisville Galleria
Louisville, Kentucky  40202


Disbursement Agent, Transfer Agent and Registrar for Common Shares

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH  45202


Trustee and Interest Paying Agents for Debentures

6 5/8% due 2023; 9% due 2011

Bank One - Corporate Trust
235 W. Schrock Rd.
Westerville, OH  43081


8.3% due 2026

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH  45202


Dividend Reinvestment and Stock Purchase Plan Administrator and Agent

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH  45202


1997 Annual Report

This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.


1997 Annual Meeting

The annual meeting of shareholders of the Company will be held at the General Office of the Company in Winchester, Kentucky on November 20, 1997, at 10:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about October 12, 1997.


SEC Form 10-K

A copy of Delta's most recent annual report on SEC Form 10-K is available, without charge, upon written request to John F. Hall, Vice President Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.


Dividend Reinvestment and Stock Purchase Plan

This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without
paying brokerage fees.   Participants  may  reinvest their dividends and
make optional cash payments to acquire additional shares. Fifth Third Bank administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.